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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                   FORM 8-A/A
                              AMENDMENT TO FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                               ARCH WIRELESS, INC.
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             (Exact Name of Registrant as Specified in Its Charter)


         DELAWARE                                         31-1358569
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  (State of Incorporation                              (I.R.S. Employer
     or Organization)                                 Identification no.)


        1800 WEST PARK DRIVE, SUITE 250, WESTBOROUGH, MASSACHUSETTS 02129
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               (Address of Principal Executive Offices) (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

       Title of Each Class                    Name of Each Exchange on Which
       to be so Registered                    Each Class is to be Registered
----------------------------------          -----------------------------------
             None                                        None

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]


Securities Act registration statement file number to which this form relates:
NONE (If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $.001 per share
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                                (Title of Class)
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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1: DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     This registration statement registers under Section 12(g) of the Securities Exchange Act of 1934, as amended, the common stock, par value $.001 per share ("Common Stock"), of Arch Wireless, Inc. (the "Company"). On May 15, 2002, the United States Bankruptcy Court for the District of Massachusetts, Western Division, entered an order (the "Confirmation Order") confirming the First Amended Joint Plan of Reorganization, as modified, of the Company and its wholly owned, domestic subsidiaries (the "Plan").

Pursuant to the Confirmation Order, the bankruptcy court approved the Company's Restated Certificate of Incorporation (the "Restated Certificate"), and the Company's existing common stock, par value $.01 per share, was cancelled. Under the Restated Certificate, which will be filed with the Secretary of State of the State of Delaware on the effective date of the Plan, the Company will be authorized to issue 50,000,000 shares of Common Stock, of which approximately 20,000,000 shares will be issued pursuant to the Plan. Under the Restated Certificate, the Company will not be authorized to issue shares of preferred stock. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Company's Restated
Certificate and the Company's Restated Bylaws, a copy of the form of each of which is filed as an exhibit to this registration statement and incorporated herein by reference.

     In accordance with Section 1123(a) of the U.S. Bankruptcy Code, the Restated Certificate prohibits the issuance by the Company of any nonvoting equity security, except in certain limited situations.

     Holders of Common Stock are entitled to one vote per share held of record on all matters submitted to a vote of stockholders, including the election of directors. The Restated Certificate does not provide for cumulative voting for the election of directors. Holders of Common Stock are entitled to receive dividends when and if declared by the Company's board of directors from funds legally available therefor and to share, on the basis of their shareholdings, in the Company's assets that are available for distribution to the Company's stockholders in the event of liquidation. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. Shares of Common Stock issued pursuant to Plan will be fully paid and nonassessable shares of capital stock of the Company.

     It is not presently anticipated that any dividends will be paid on the Common Stock in the foreseeable future, and certain debt instruments of the Company and its subsidiaries expressly limit, or may have the effect of limiting, the amount of dividends payable by the Company.

     The transfer agent and registrar for the Common Stock is EquiServe Trust Company, 150 Royall Street, Canton, Massachusetts 02021.

ITEM 2: EXHIBITS.

Exhibit
 Number        Description
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   1           Form of Restated Certificate of Incorporation of Arch Wireless,
               Inc.

   2           Form of Restated Bylaws of Arch Wireless, Inc.


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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     ARCH WIRELESS, INC.


Date: May 23, 2002                   By: /s/ J. ROY POTTLE
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                                         J. Roy Pottle
                                         Executive Vice President and
                                         Chief Financial Officer


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